EXHIBIT 14.11


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                                 CODE OF CONDUCT


SECTION ONE - CODE OF CONDUCT

A Director shall, in discharging the office of Director:

A. While pursuing duties as a Director, act at all times in the best interests of Corporation acknowledging the interests of the Corporation are paramount to any personal interests.

B. Exercise diligence, care, prudence and common sense, and keep informed of the policy, business and affairs of the Corporation and the statutes and rules to which the Corporation is subject and by which it is governed.

C. Deal with fellow Directors, officers, employees and third parties of the Corporation openly, honestly and in good faith and make available to and share with fellow Directors and officers of the Corporation all information as may be relevant and property disclosed to ensure the proper conduct and sound operation of the Corporation.

D. Treat in confidence all matters and information involving the Corporation, the Board, its committees, the employees and customers; not disclose the same where it is not in the public record or domain unless sanctioned by the Board to do so; and refrain from entering into any transaction in which the Director makes use of confidential information in order, directly or indirectly, to obtain a benefit or advantage for the Director or anyone else, other than the Corporation or a subsidiary thereof.

E. As a general rule, refer questions from the media to the appropriate Corporation spokesperson.

F. Exercise diligence in ensuring that the actions and conduct of the business and affairs of the Corporation are carried out in accordance with policies adopted by the Board.


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G.   Disclose  to the  Board  any  financial  or  personal  interest,  direct or indirect, which the Director may have, which may conflict with the Corporation or which may otherwise have bearing upon any transaction or business in which the Corporation may have or contemplate having an involvement, whether such interest arises by reason of the personal affairs, employment, office or other association of the Director in such
     circumstances,   refrain  from   participation   in  or  voting  upon  such
     transaction or business.

H. Request such information through the Board from officers and employees of the Corporation as may be necessary to permit the full discharge of the duties of a Director and ensure that accurate records, minutes and memoranda are maintained with respect to the conduct and discharge of the business of the Board.

I. Be mindful that the stewardship of the Corporation's affairs and business has been entrusted to the Board, to be undertaken and conducted so as to meet the needs of stakeholders collectively.

SECTION TWO - DIRECTOR CONDUCT GUIDELINES

I    INTRODUCTION

     The purpose of Director Conduct Guidelines is to provide a set of practical guidelines for Director conduct.

II   GOALS AND OBJECTIVES

     As a member of the Board, each Director shall:

     A. Fulfill the legal requirements and obligations of a Director which includes an understanding of the statutory and fiduciary roles.


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     B.   Represent the interest of all  stakeholders  in the  governance of the
          Corporation, ensuring that the best interests of the Corporation are paramount.

     C. Participate in the review and approval of the Corporation's policies and strategies and in monitoring their implementation.

III  DUTIES AND RESPONSIBILITIES

     A.   Board Activity

          As a member of the Board, each Director shall:

          (i)  Exercise good judgment and act with integrity;

          (ii) Use his/her abilities, experience and influence constructively;

          (iii) Be an available resource to management and the Board;

          (iv) Respect confidentiality;

          (v) Advise the CEO when introducing significant and/or previously unknown information or material at a Board meeting;

          (vi) Understand the difference between governing and managing and not encroach on management's area of responsibility;

          (vii) Identify potential conflict areas - real or perceived - and ensure they are appropriately identified and reviewed;

          (viii) When  appropriate,  communicate with the CEO between  meetings;
               and


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          (ix) Evaluate  the  CEO,  the  COO,  when  applicable,  and the  CFO's performance.

     B.   Preparation and Attendance

          To enhance the effectiveness of Board and Committee meetings, each Director shall:

          (i) Prepare for Board and Committee meetings by reading reports and background materials prepared for each meeting;

          (ii) Attend Board and Committee meetings; and

          (iii) Have  acquired  adequate  information   necessary  for  decision
               making.

     C.   Communication

          Communication is fundamental  to  Board   effectiveness  and therefore
          each Director shall:

          (i)  Participate fully and frankly in the deliberations of the Board;

          (ii) Encourage free and open discussion of the affairs of the Corporation by the Board and its members;

          (iii) Ask probing questions, in an appropriate manner and to the point; and

          (iv) Focus inquiries on issues related to strategy, policy and results rather than issues relating to the day to day management of the Corporation.

     D.   Independence


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          Recognizing that the cohesiveness of the Board is an important element in its effectiveness, each Director shall:

          (i) Be a positive force with a demonstrated interest in the long-term success of the Corporation; and

          (ii) Speak and act independently.

     E.   Board Interaction

          As a member of the Board, each Director shall establish an effective, independent and respected presence and a collegial relationship with other Board members.

     F.   Committee Work

          In order to assist Board committees in being effective and productive each Directors shall:

          (i) Participate on committees and become knowledgeable with the purpose and goals of the Committee; and

          (ii) Understand the process of committee work and the role of management and staff supporting the Committee.

     G.   Business and Industry Knowledge

          Recognizing that decisions can only be made by well informed Board members, each Director shall:

          (i) Become generally knowledgeable of the Corporation's services and industry;


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          (ii) Maintain  an  understanding   of  the  regulatory,   legislative,
               business, social and political environments with which the Corporation operates;

          (iii) Become acquainted with the officers of the Corporation; and

          (iv) Be an effective representative of the Corporation.

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                            CODE OF CONDUCT AGREEMENT


I ACKNOWLEDGE that I have read and considered the Code of Conduct for Directors of Naturally Advanced Technologies Inc. and agree to conduct myself as a Director in accordance with the Code of Conduct.

I FURTHER ACKNOWLEDGE that should I become privy to insider information of a sensitive nature while in my capacity as a Director of Naturally Advanced Technologies Inc., I am strictly prohibited from revealing any such information to any person or organization other than Naturally Advanced Technologies Inc. at any future time.


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